Independent Auditors  Consent

The Board of Directors
CT Communications, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 pertaining to the CT Communications, Inc. 1997 Employee Stock Purchase Plan of our report dated February 28, 1997, related to the consolidated balance sheets as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedule which report appears in the December 31, 1996 annual report on Form 10-K of CT Communications, Inc.


                                     /s/  KPMG PEAT MARWICK LLP
                                          KPMG PEAT MARWICK LLP


Charlotte, North Carolina
June 25, 1997